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                                                                    EXHIBIT 23.2

                           [BEAR STEARNS LETTERHEAD]



April 29, 1999


Mr. Robert W. Walter, ESQ
Berliner Zisser Walter & Gallegos
One Norwest Center
Suite 4700
1700 Lincoln Street
Denver, Colorado 80203-4547


Mr. Walter

In response to your request to make limited references to Bear Stearns' Global Gaming Almanac, Bear Stearns consents to the use of its estimates and statistics from the Global Gaming Almanac that will be included in the Registration Statement on Form S-1, filed by Leisure Time Casinos & Resorts.

If you have any further questions, please do not hesitate to call us at 212-272-4320.


Sincerely



Jason N. Ader
Senior Managing Director
Gaming, Lodging & Leisure Equity Research
Bear Stearns, & Co. Inc.